SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 29, 2012

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INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

                 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05       Costs Associated With Exit or Disposal Activities.

On March 29, 2012, Interface, Inc. (the “Company”) committed to a new restructuring plan in its continuing efforts to reduce costs across the Company’s worldwide operations and more closely align the Company’s operations with reduced demand levels in certain markets.  The plan primarily consists of ceasing manufacturing and warehousing operations at its facility in Shelf, England.  In connection with this restructuring plan, the Company will incur a pre-tax restructuring and asset impairment charge in the first quarter of 2012 in an amount of approximately $13.5 million.  The expected charge is comprised of employee severance expenses of $5.3 million and a charge for impairment of assets of approximately $8.2 million.  Approximately $5.3 million of the charge will result in future cash expenditures, primarily severance expense.  The restructuring plan is expected to be substantially completed in the second quarter of 2012, and is expected to yield annualized cost savings of approximately $7.5 million.

Item 2.06      Material Impairments.

As described above in Item 2.05 of this Report, on March 29, 2012, the Company committed to a new restructuring plan which primarily consists of ceasing manufacturing and warehousing operations at its facility in Shelf, England.  In connection with this restructuring plan, the Company will incur a charge of approximately $8.2 million for impairment of assets, primarily consisting of manufacturing and warehousing facilities and equipment.  The entirety of the charge for impairment of these assets is non-cash, and therefore will result in no future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.
By:	/s/ Raymond S. Willoch Raymond S. Willoch Senior Vice President
Date: April 4, 2012